Exhibit 4.2

ASSIGNMENT OF RIGHTS AGREEMENT

Assignment of Rights Agreement made in Santiago, Chile, as of January 27, 2004, between ENDESA INTERNACIONAL S.A., duly incorporated according to the laws of Spain, a company based in the city of Madrid, represented in this act by its agent, Mr. Luis Rivera Novo, ("ENDESA INTERNACIONAL"), both domiciled in, for these effects at C/Ribera del Loira, 60-planta 5, sector E, Madrid, Spain, for the one part, and, ENERSIS S.A., a corporation, incorporated and validly in existence according to the laws of the Republic of Chile, duly represented in this act by Mr. Mario Valcarce Durán, Chilean, married, engineer, Chilean National ID card number 5.850.972-8, and by Mr. Domingo Valdés Prieto, Chilean, married, attorney, Chilean National ID card number 6,973.465-0, ("ENERSIS"), all previous domiciled for these effects on Santa Rosa N° .76, 17th floor, Santiago, Chile, (the "Assignment Agreement"). Now, therefore, the parties agree as follows:

FIRST:	ENERSIS and ENDESA INTERNACIONAL are direct and/or indirect shareholders, through investment companies controlled by those, of CODENSA S.A. ESP., incorporated and validly existing according to Colombian laws, based in the city of Santa Fé de Bogotá, ("CODENSA").

SECOND:	ENDESA INTERNATIONAL, by virtue of its economic participation, has the right to designate a number of members of the board of directors (from here on "Directors") in CODENSA. In this act, ENDESA INTERNACIONAL assigns without charge to ENERSIS, directly or indirectly, its right to name directly or indirectly Directors in CODENSA.

THIRD:	The assignment of the right to name Directors is limited to the number of directors necessary so that ENERSIS, directly or indirectly, designates the majority of the Board of Directors, and therefore meets the conditions required to consolidate CODENSA. In case of any modification or alteration of the composition or number of Directors of CODENSA for any reason, the assignment of the right before mentioned will extend ipso facto to the number necessary so that ENERSIS designates the majority of the Board of CODENSA, and to this effect the parties agree to take the corporative measures to reflect, as soon as possible, the indirect control of ENERSIS over such Board.

FOURTH:	The parties hereby agree that this Assignment will be effective from the date of the dissolution of Luz de Bogotá S.A., and will extend indefinitely. Notwithstanding, ENDESA INTERNACIONAL, may, at any moment, terminate this Agreement, prior notice, or notification sent to ENERSIS to the domicile indicated in the appearance with at least 3 years of anticipation to the date of the desired termination. Likewise, the parties state that this Agreement will be resolved immediately, and without need to advise, or previously notify, nor by the express stipulation of the parties, in the event that ENDESA S.A. España loses its quality as direct or indirect controller of ENERSIS.

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FIFTH:	ENERSIS agrees not to transfer a title of any of the rights acquired by virtue of this contract, nor its contractual position, in favor of a third party, except to the extent that it has previous and written authorization from ENDESA INTERNACIONAL.

SIXTH:	This agreement shall be subject to the laws of the Republic of Colombia.

SEVENTH:	Any difficulty arising between the parties due this agreement, whether regarding its validity, nullification, application, interpretation, resolution, or for any other cause or reason, it shall be submitted to mixed arbitration that the parties shall designate by common agreement. In the event of them not reaching an agreement, the said designation shall be carried out by the Ordinary Courts of the city of Santa Fé de Bogotá, Colombia.

EIGHTH:	For all the effects of communications between the parties to the present agreement, the parties establish their conventional and special domicile at the following address:

ENERSIS: Santa Rosa 76, 17th floor, Santiago County, Santiago, Chile.

ENDESA INTERNATIONAL: C/Ribera del Loira, 60-planta 5, sector E, Madrid, Spain.

The authorities of the representatives of the parties are not mentioned since they are sufficiently known by those involved.

As proof of agreement with this content, the parties sign this agreement on all of its pages, in duplicate, in the place and on the dates indicated herein.

pp	Endesa Internacional S.A.
Luis Rivera Novo

pp	Enersis S.A.	pp	Enersis S.A.
	Mario Valcarce Durán		Domingo Valdés Prieto